Exhibit 99.1

News Release

Media Contacts:

Joe Noel, 240.912.1851
Michael Wachs, CEOcast, 212.732.4300, mwachs@ceocast.com
Garrett Axford, Georgina Garrett / Simon Jones, 866.940.9987, +44.1903.854900 mail@garrett-axford.co.uk

For Immediate Release

Telkonet Promotes Jeff Sobieski to Chief Operating Officer
Energy Management Functions and COO Functions to be Combined

July 2, 2008: Germantown, MD – Telkonet, Inc. (AMEX:TKO), the leading provider of innovative, centrally managed solutions for integrated energy management, networking, building automation and proactive support services, announces that it has appointed Jeff Sobieski as Chief Operating Officer with immediate effect. Formerly Executive Vice President (EVP) of Energy Management, Jeff has been with Telkonet since March 2007 and is taking over as COO following Dottie Cleal's resignation in May due to immediate-family health issues.

Telkonet's President and CEO Jason Tienor commented, "Our business is seeing dramatic change with energy management related opportunities permeating almost all aspects of our product lines and many of our business functions and opportunities. Jeff assumed the post of EVP of Energy Management in December 2007, with responsibility for evolving the roadmap to realize continued growth and efficiencies across the energy management products and operations. He also led the drive to secure high level business for our energy management solution, as well as developing the roadmap for our new networked platform, preparing Telkonet for strong growth in this area. As Telkonet continues to implement additional operational efficiencies, the separate roles of EVP of Energy Management and COO are increasingly redundant and therefore, we have consolidated these into a single role held by Jeff Sobieski. We look forward to his continued strong contributions to help Telkonet realize its success and achieve new milestones.”

As COO, Jeff will work out of Telkonet's offices in both Germantown and Milwaukee. Commenting on his new role, Jeff said, "I am gratified by the Board's confidence in me, and regard this as a great honor and opportunity.  As an existing part of the team, I can bring my organizational knowledge and established relationships into play, accelerating the process of uniting the company and establishing cross-functional communication."

Prior to joining Telkonet, Jeff was Chief Information Officer at EthoStream, which he co-founded with Jason Tienor in 2002.  His career includes co-founding Interactive SolutionZ, a Milwaukee-based IT consulting firm, and a number of high-level consulting and system development projects, including positions within major corporations in the medical and insurance industries.  Jeff holds a B.S. degree in Computer Science from the University of Wisconsin-Oshkosh, and a MBA from Marquette University.  He is married with two children.

About Telkonet
Telkonet’s unique broadband networking solutions currently support more than 1.7 million network users per month, with its energy management systems optimizing energy consumption in over 85,000 rooms. Telkonet’s technology innovation is underpinned by the highest level of end-to-end quality of service, with comprehensive technical customer support. Its systems deliver wide-ranging functionality, from wired and wireless high-speed Internet access to energy management, IP surveillance and local area networking. Telkonet’s platforms are widely deployed on the global stage – in single buildings and ships, in multi-building complexes, hospitality venues and multi-dwelling units, and at government, education and defense locations.

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Telkonet’s innovations include the revolutionary Telkonet Series 5 and the Telkonet iWire System™, which convert a site’s existing internal electrical infrastructure into an IP network backbone – quickly, cost-effectively and without disruption. The portfolio also includes the integrated EthoStream product suite, providing a comprehensive and advanced technology management platform for the hospitality industry, differentiated by outstanding remote management tools and a dedicated customer support facility. Telkonet SmartEnergy™ completes the line-up, delivering typical bottom line savings of 30% by controlling in-room energy consumption according to occupancy. For more information, please visit www.telkonet.com.

All company, brand or product names are registered trademarks or trademarks of their respective holders.

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Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).